----------
 FORM 3
----------
                                        U.S. SECURITIES AND EXCHANGE COMMISSION
                                                 WASHINGTON, DC 20549

                                INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

                Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a)
                          of the Public Utility Holding Company Act of 1935 or Section 30(f)
                                         of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
 1. Name and Address of Reporting Person   2. Date of Event Requiring    4. Issuer Name and Ticker or Trading Symbol
    Gargana, Jr.  John                        Statement
------------------------------------------    (Month/Day/Year)                  QMed, Inc.  -  QMED
     (Last)     (First)     (Middle)         March 3, 2003               -----------------------------------------------------------
c/o QMed, Inc.                              ----------------------------  5. Relationship of Reporting    6.If Amendment, Date
  25 Christopher Way                         3. IRS or Social Security          Person to Issuer           of Original
------------------------------------------    Number of Reporting           (Check all applicable)         (Month/Day/Year)
             (Street)                         Person (Voluntary)         [X] Director  [ ] 10% Owner
                                                                         [ ] Officer   [ ] Other(specify 7.Individual or Joint/Group
 Eatontown          NJ         07724         --------------------------      (give title    below)          Filing (Check Applicable
----------------------------------------                                      below)                        Line)
      (City)      (State)      (Zip)                                                                        [X] Form filed by One
                                                                                                                Reporting Person
                                                                                                            [ ] Form filed by More
                                                                                                                than One Reporting
                                                                                                                Person
---------------------------------------------------------------------------------------------------------------------------------
                                          TABLE 1 -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
-----------------------------------------------------------------------------------------------------------------------------------
 1. Title of Security                         2. Amount of Securities         3. Ownership Form:         4. Nature of Indirect
    (Instr. 4)                                   Beneficially Owned              Direct (D) or              Beneficial
                                                 (Instr. 4)                      Indirect (I)               Ownership (Instr. 5)
                                                                                 (Instr. 5)
-----------------------------------------------------------------------------------------------------------------------------------
  Common Stock                                       14,000                          D                           N/A
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

(1) If the form filed by more than one Reporting Person, see Instuction 5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                               (Print or Type Responses)

FORM 3 (CONTINUED)               TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                            (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

- ----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative Security  2. Date            3. Title and Amount of         4. Conver-    5. Owner-   6. Nature of Indirect
   (Instr. 4)                       Exercisable and    Securities Underlying          sion or       ship        Beneficial Ownership
                                    Expiration Date    Derivative Security            Exercise      Form of     (Instr. 5)
                                    (Month/Day/        (Instr. 4)                     Price of      Deriv-
                                    Year)                                             Deri-         ative
                                                                                      vative        Security:
                                                                                      Security      Direct
                                 -------------------------------------------------                  (D) or
                                 Date      Expira-                       Amount or                  Indirect (I)
                                 Exercis-  tion             Title        Number                     (Instr. 5)
                                 able      Date                          of Shares
------------------------------------------------------------------------------------------------------------------------------------
Outside Director Stock Options*  3/2/04    3/2/13      Common Stock      2,500          $6.20          D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Explanation of Responses:

*Issued pursuant to Issuer's 16b-3



                          /s/ Herbert H. Sommer    (1)          3/13/03
                         -------------------------------   -------------
                         **Signature of Reporting Person        Date

                           John Gargana, Jr. by
                           Herbert H. Sommer, Attorney-in-fact



(1)Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this Form, one of which must be manually signed.
  If space provided is insufficient, See Instruction 6 for procedure.


                                POWER OF ATTORNEY
                         For Executing Forms 3, 4 and 5

         Know all by these presents, that the undersigned hereby constitutes and appoints each of Michael W. Cox and Herbert H. Sommer, signing singly, his/her true and lawful attorney-in-fact to:

         (1) execute for an on behalf of the undersigned Forms 3, 4 and 5 related to my holdings in QMed, Inc. (the "Company") in accordance with Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete the execution of any such Form 3, 4 and 5 and the timely filing of such form with the United States Securities and Exchange Commission and any other authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his/her discretion.

         The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or his/her substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4, and 5 with respect to the undersigned's holdings of and transactions in securities issued by the Company unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.

         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 13 day of March, 2003.


                                                        /s/ John Gargana, Jr.
                                                        ------------------------
                                                        Signature

                                                        John Gargana, Jr.
                                                        ------------------------
                                                        Print Name